EXHIBIT 99.1




April 16, 2004



Dear Stockholder,

I would like to thank you for your interest and support in Unitrend. The past year has brought forth some very exciting developments that have allowed us to grow as never before. In the last six weeks Unitrend has signed a national "Sales Rep Agreement" with Titan Technologies, contracted to exhibit at the RetailVision Spring 2004 trade show in Palm Springs, California at the end of April, launched a high volume production tool for the Cablety with new industrial/military "Safety Wire" capabilities molded into it, selected additional production vendors, designed new retail packaging, established a new pricing index, received another US patent for Cablety (including patent protection in many foreign countries) and filed our 10KSB with the United States Securities and Exchange Commission (SEC).

Titan  Technologies  is  a  procurement  and marketing specialist for the computer industry. Their staff has over thirty years of experience in this channel. Through their network of suppliers and vendors, they are able to find technology solutions for most hardware and software applications. We believe that this is an ideal match for Unitrend because our products were developed to offer solutions to common industry problems. Titan Technologies will use their expertise and contacts to solicit sales and market our current and future products for a twelve month period.

We have decided to do a formal product introduction at the RetailVision Spring 2004 show rather than through web promotions as previously planned. RetailVision is a trade show that allows the manufacturer to sit face to face with potential retailers and distributors in the computer industry. This type of product promotion and introduction greatly improves our ability to garner media and industry attention and coverage. Our immediate goal is to establish Cablety as the de facto industry standard in PC wire and cable management. To promote the sale of the Cablety and briefly touch on the VersaCase and Stable power supply, Unitrend has purchased two one half-hour round table sessions. During, each session, the Company will be in front of eight to ten representatives that comprise approximately 90% of the computer industry's manufacturers and/or distributors. Following the group sessions, Unitrend will have the opportunity to sit one on one with each of the representatives that were in attendance at those sessions to address individual questions and/or concerns of Unitrend and its products. The RetailVision show is attended by corporate buyers in North America including buyers from Best Buy, Fry's Electronics, Circuit City, Radio Shack, CDW, Tiger Direct, etc.

We expect that the Cablety, and the patents thereon, will put us at the forefront of wire and cable management inside personal computers and servers. The internal buildup of heat within the computer enclosure is one of the biggest causes of computer failure and generally decreases efficiency. In order to control internal temperatures, computer manufacturers are now rethinking enclosure dimensions and have begun to reverse the trend toward smaller boxes. One of the best ways to control heat build-up is to route the wires and cables inside up and away from heat emitting devices and no product does that task better than Cablety. Ribbon cables and power connectors can create a barrier in the case. Restricted airflow allows for dust to settle on the equipment causing an "insulating blanket" on heat emitting devices such as a processing chip. In independent testing, the Cablety has been proven to help to relieve these problems.

In the coming months we expect more changes, and with that, challenges, that will help shape the Company to be more competitive and successful. As you know, Unitrend is a public company but it is not publicly listed on an exchange at this time. If sales develop as expected, we hope to initiate the exchange listing process this year. If we are successful with having our stock listed on an exchange, there will be an increase in liquidity for your shares.

In keeping with our commitment to maintaining an informed stockholder base, we will post relevant information on our website at
www.unitrend.com. Our website provides the best insight into the Company and its products with up-to-date news releases and filings with the SEC. Major and material events are always filed with, and posted on, the SEC's EDGAR website prior to being released on our website's news section. We encourage all our stockholders to read our Federal SEC filings as a means of providing the most current information you need to review and manage your investment in the Company. Please note that we do not post SEC filings in the "News" section of the site. You must click on the "Investment" button and select "SEC Filings" to view our reports. Over the years we have relied heavily on the Unitrend website as the means to stay in contact with our stockholders. We urge you to visit the website often to find out the latest Company news.

In closing I want to thank you for your support of Unitrend.   Our growth
and success is in no small part a tribute to your faith in us.

Sincerely,

/s/ Conrad Jelinger

Conrad Jelinger
Chief Executive Officer